Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Waterstone Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-202566 and 333-194502) on Form S-8 of Waterstone Financial, Inc. of our report dated March 21, 2014, with respect to the consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of Waterstone Financial, Inc.

/s/ KPMG LLP
Milwaukee, Wisconsin March 4, 2016